Exhibit 99

To Our Stockholders:
The first three months of 2006 has been an eventful time for Centra.
Total assets grew 22% to $576 million at March 31, 2006 compared to $472 million at March 31, 2005. Total loans grew 18% to $495 million at March 31, 2006 from $418 million at March 31, 2005. Deposits grew 22% to $506 million at March 31, 2006 from $415 million at March 31, 2005. Net income for the first quarter was $932,000, up 11% from the $836,000 net income for the first quarter of 2005.
Recently we announced our intention to acquire the outstanding shares of Smithfield State Bank in Fayette County, PA. This move will expand our presence across the state line into Pennsylvania and will be a highly complementary fit to our footprint in Morgantown. The agreement and plan of merger has been approved by the Boards of Directors of Centra and Smithfield and the appropriate filings have been submitted to our regulatory authorities. The merger agreement will cause Smithfield shares to be converted into the stockholders’ right to receive cash in the amount of $40 per share. The transaction is valued at approximately $29 million and we expect the deal to close in the second quarter of 2006.
Smithfield, with $235 million in total assets, is Fayette County’s oldest and third largest bank. They operate offices in Smithfield, Uniontown, Point Marion and Fairchance.
The bank has a long and distinguished reputation for extraordinary customer service and community involvement. The combination of our two companies will create an institution of added capacity and strength.
In concert with this merger, Centra will conduct a stock offering in the second quarter for 833,333 shares of common stock to be sold at $18 per share. Proceeds from this offering will go toward the acquisition of Smithfield and continue to support the growth of Centra.
As you can see, there have been some very significant events this past quarter, as we remain committed to providing you with constant improvement and growth of your company. While the merger and the stock offering have received much attention, organic growth fuels the bulk of our expansion. We continue to focus on our goal of growing market share in our existing markets of Morgantown and Martinsburg. Over the past six years we have established roots as deep as any bank in those areas, built a broad customer base, offered diverse products, and have actively participated in the community while recruiting staff and senior management exclusively from the local population. Our customers appreciate our local character and have embraced it wholeheartedly, and we feel there is ample room to grow.
Be assured that we will continue to introduce ourselves and our services at every opportunity, so that our name remains synonymous with growth, stability, innovation and stockholder value. As always, we appreciate your support and invite your comments.
Sincerely,

Douglas J. Leech
Chairman, President and CEO

Assets
(in thousands)

June	495,246
September	523,516
December	550,756
March	575,531

Loans
(in thousands)

June	438,583
September	445,322
December	463,496
March	495,159

Deposits
(in thousands)

June	438,912
September	463,249
December	484,532
March	505,609

Quarterly net income
(in thousands)

June	989
September	1,060
December	1,102
March	932

Centra Financial Holdings, Inc., and Subsidiaries
Consolidated Statements of Condition

(Dollars in Thousands, except Per Share Data)	March 31,	March 31,
(Unaudited)	2006	2005
ASSETS
Cash and due from banks	$11,958	$12,728
Interest-bearing deposits in other banks	1,610	1,825
Federal funds sold	—	7,024

Total cash and cash equivalents	13,568	21,577

Available-for-sale securities, at estimated fair value (amortized cost of $50,106 in 2006 and $23,223 in 2005)	49,956	23,070

Loans, net of unearned income	495,159	417,557
Allowance for loan losses	(7,256)	(6,825)

Net loans	487,903	410,732

Premises and equipment	9,679	7,740

Loans held for sale	3,441	2,039

Other assets	10,984	6,939

Total assets	$575,531	$472,097

LIABILITIES
Deposits
Non-interest bearing	$69,558	$57,338
Interest-bearing	436,051	358,109

Total deposits	505,609	415,447

Short-term borrowings	20,589	13,209

Long-term debt	10,000	10,000

Other liabilities	4,625	2,914

Total liabilities	540,823	441,570
STOCKHOLDERS’ EQUITY
Preferred stock, $1 par value, 1,000,000 authorized, none issued	—	—
Common stock, $1 par value, 50,000,000 authorized, 2,817,309 and 2,552,506 issued and outstanding, respectively	2,817	2,552
Additional paid-in capital	25,016	25,185
Accumulated earnings	6,965	2,882
Accumulated other comprehensive loss	(90)	(92)

Total equity	34,708	30,527

Total liabilities and stockholders’ equity	$575,531	$472,097

Consolidated Statements of Income

(Dollars in Thousands, except Per Share Data)	Quarter Ended March 31,
(Unaudited)	2006	2005
INTEREST INCOME
Loans, including fees	$8,607	$6,034
Loans held for sale	27	28
Securities available-for-sale	562	150
Interest-bearing bank balances	33	22
Federal funds sold	69	8

Total interest income	9,298	6,242

INTEREST EXPENSE
Deposits	3,672	1,955
Short-term borrowed funds	187	105
Long-term debt	176	123

Total interest expense	4,035	2,183

Net interest income	5,263	4,059

Provision for credit losses	469	437

Net interest income after provision for credit losses	4,794	3,622

OTHER INCOME
Service charges on deposit accounts	229	193
Other service charges and fees	246	208
Secondary market income	163	205
Other	126	33

Total other income	764	639

OTHER EXPENSE
Salary and employee benefits	2,082	1,471
Occupancy expense	387	263
Equipment expense	343	274
Advertising	211	189
Professional fees	75	83
Data processing	249	142
Other outside services	110	82
Other	625	432

Total other expense	4,082	2,936

Net income before income tax	1,476	1,325

INCOME TAX EXPENSE	544	489

Net income	$932	$836

Basic earnings per share	$0.33	$0.30
Diluted earnings per share	$0.31	$0.28
Weighted average shares outstanding — basic	2,817,309	2,807,757
Weighted average shares outstanding — diluted	3,039,665	2,955,745

MORGANTOWN

Suncrest 304-598-2000	Waterfront 304-292-2000

Cheat Lake 304-284-8630	Sabraton 304-284-8000
BOARD OF DIRECTORS

JULIAN E. BAILES Chairman Department of Neurosurgery WVU School of Medicine	PARRY PETROPLUS* President Petroplus & Associates

LAURENCE DeLYNN Retail Consultant	MILAN PUSKAR* Chairman Mylan Labs, Inc.

ARTHUR GABRIEL* President Gabriel Brothers, Inc.	THOMAS P. ROGERS Chairman & CEO Thoughtfulness, Inc.

DOUGLAS J. LEECH* President and Chief Executive Officer Centra Financial Holdings, Inc. & Centra Bank	PAUL T. SWANSON* Chairman CWS Inc., and Swanson Plating

ROBERT E. LYNCH, JR. Vice-President Davis-Lynch Glass Co.	RITA D. TANNER Realtor Dorsey & Kiger Realtors

PAUL F. MALONE Physician President, Morgantown ENT Clinic	BERNARD G. WESTFALL* Retired President & CEO WV United Health Systems

MARK R. NESSELROAD* Chief Executive Officer Glenmark Holdings LLC	*Director of Centra Financial Holdings, Inc.
MARTINSBURG

Foxcroft 304-262-6500	Williamsport Pike 304-260-9207
South Berkeley
304-229-4500
BOARD OF DIRECTORS

MANUEL P. ARVON Superintendent Berkeley County School System	DOUGLAS J. LEECH* President and Chief Executive Officer Centra Financial Holdings, Inc.

KENNETH L. BANKS, DDS	ROBERT A. McMILLAN*
General Dentistry	President Jefferson Distributing
JAMES W. DAILEY, II* Chairman	Company
W. Harley Miller Contractors	JEFFREY S. PETRUCCI
Vice-Chairman	President Heiston Supply Inc.
Farmers & Mechanics
Mutual Insurance Co.
D. SCOTT ROACH
DEBORAH J. DHAYER Owner Eddies Tire Service	President R.M. Roach & Sons, Inc.

TERRY W. HESS Chairman & CEO Vita Specialty Foods, Inc.	ROBERT S. STRAUCH, M.D. Surgeon

MICHAEL B. KELLER
Attorney
Bowles Rice McDavid
Graff & Love	*Director of Centra Financial Holdings, Inc.